            As filed with the Securities and Exchange Commission,
                         via EDGAR, on August 1, 1997
                                                          Registration No. 333-
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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                             --------------------
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933
                             --------------------
                         MIRAGE RESORTS, INCORPORATED
            (Exact name of registrant as specified in its charter)
                             --------------------
                Nevada                              88-0058016
(State or other jurisdiction of incorporation   (I.R.S. Employer Identification
 or organization)                                 Number)
                              --------------------
                        3400 Las Vegas Boulevard South
                            Las Vegas, Nevada 89109
                                (702) 791-7111
              (Address, including zip code, and telephone number,
                including area code, of registrant's principal
                              executive offices)
                             --------------------
                            Bruce A. Levin, Esquire
                         Mirage Resorts, Incorporated
                        3400 Las Vegas Boulevard South
                            Las Vegas, Nevada 89109
                                (702) 791-7111
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)
                             --------------------
                 Please send a copy of all correspondence to:

                           Howell J. Reeves, Esquire
                      Wolf, Block, Schorr and Solis-Cohen LLP
                        Twelfth Floor Packard Building
                             111 South 15th Street
                       Philadelphia, Pennsylvania 19102
                                (215) 977-2000
                             --------------------
           Approximate date of commencement of the proposed sale to
             the public: From time to time after this Registration
                         Statement becomes effective.
                             --------------------
       If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: / /

       If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: / x /

       If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / x / (File No. 333-07261)

       If this Form is a post-effective amendment filed pursuant to Rule
462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / / ________

If delivery of the prospectus is expected to be made pursuant to Rule
434 under the Securities Act, please check the following box: /   /
                              -------------------

                        CALCULATION OF REGISTRATION FEE
---------------------------------------------------------------------------------------------------
                                                                         PROPOSED
                                                       PROPOSED          MAXIMUM
  TITLE OF EACH CLASS OF               AMOUNT          MAXIMUM           AGGREGATE     AMOUNT OF
 SECURITIES TO BE REGISTERED           TO BE           OFFERING PRICE    OFFERING      REGISTRATION
                                       REGISTERED (1)  PER SECURITY (2)  PRICE (2)     FEE
---------------------------------------------------------------------------------------------------

Debt Securities.............           $50,000,000     100%              $50,000,000   $15,152

================================================================================

(1) In no event will the aggregate initial offering price of the Securities registered hereby exceed $50,000,000, or the equivalent thereof in one or more foreign currencies or composite currencies, including European currency units.

(2) Estimated solely for the purpose of computing the registration fee, pursuant to Rule 457(o) under the Securities Act.
--------------------------------------------------------------------------------

                         EXPLANATION AND INCORPORATION
                      OF CERTAIN INFORMATION BY REFERENCE

      This Registration Statement is being filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended. The information in the Registration Statement on Form S-3 (File No. 333-07261) filed by Mirage Resorts, Incorporated on June 28, 1996 with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Securities Act"), is incorporated by reference into this Registration Statement.


                                 CERTIFICATION

       In accordance with Rule 111(b) under the Securities Act, the undersigned Registrant certifies as follows:

               (i) the Registrant or its agent has instructed the Registrant's bank or a wire transfer service to transmit to the Commission the applicable filing fee by a wire transfer of such amount from the account of the Registrant or its agent to the Commission's account at Mellon Bank as soon as practicable but no later than the close of the next business day following the filing of this Rule 462(b) registration statement;

               (ii) the Registrant or its agent will not revoke such instructions; and

               (iii) the Registrant or its agent has sufficient funds in such account to cover the amount of such filing fee.

       The Registrant further undertakes that, if such instructions have been sent after the close of business of such bank or wire transfer service, it will confirm receipt of such instructions by such bank or wire transfer service during regular business hours on the following business day.

                                  SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on the 31st day of July, 1997.


                                          MIRAGE RESORTS, INCORPORATED



                                          By: /s/ Stephen A. Wynn
                                             ------------------------
                                               Stephen A. Wynn
                                               Chairman of the Board,
                                               President and Chief
                                               Executive Officer


                               POWER OF ATTORNEY

       KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Daniel R. Lee and Bruce A. Levin, and each of them, jointly and severally, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

       Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


SIGNATURE                                   TITLE                                          DATE

/s/ Stephen A. Wynn                         Chairman of the Board, President               July 31, 1997
---------------------------------           and Chief Executive Officer
Stephen A. Wynn                             (Principal Executive Officer)


/s/ Daniel R. Lee                           Senior Vice President -                        July 31, 1997
---------------------------------           Finance and Development,
Daniel R. Lee                               Chief Financial Officer and
                                            Treasurer (Principal Financial
                                            and Accounting Officer)


/s/ Elaine P. Wynn                          Director                                       July 31, 1997
---------------------------------
Elaine P. Wynn


/s/ Melvin B. Wolzinger                     Director                                       July 31, 1997
---------------------------------
Melvin B. Wolzinger


SIGNATURE                                   TITLE                                          DATE

/s/ Ronald M. Popeil                        Director                                       July 31, 1997
---------------------------------
Ronald P. Popeil


/s/ Daniel B. Wayson                        Director                                       July 31, 1997
---------------------------------
Daniel B. Wayson


/s/ George J. Mason                         Director                                       July 31, 1997
---------------------------------
George J. Mason


/s/ Richard D. Bronson                      Director                                       July 31, 1997
---------------------------------
Richard D. Bronson

                                 EXHIBIT INDEX


      ITEM              DESCRIPTION
      ----              -----------
      5                 Opinion and Consent of Peter C. Walsh, Esquire.

      23.1              Consent of Arthur Andersen LLP.

      23.2              Consent of Coopers & Lybrand L.L.P.

      23.3              Consent of Peter C. Walsh, Esquire (included in Exhibit
                        5).

      24                Powers of Attorney (see pages II-1 and II-2).